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NEWS RELEASE                                               [WELLS FARGO LOGO]
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FOR IMMEDIATE RELEASE
Wed., Jan. 24, 1996




WELLS FARGO AND FIRST INTERSTATE TO MERGE

     SAN FRANCISCO --Wells Fargo & Co. (NYSE: WFC) and First Interstate
Bancorp (NYSE:I) today announced that they have reached a definitive agreement to merge the two companies. Under terms of the merger agreement, First Interstate shareholders will receive a tax-free exchange of two-thirds of a share of Wells Fargo common stock for each share of First Interstate common
stock.   Based on Wells Fargo's closing price on  Tues., Jan. 23, this exchange ratio represents a price of $152.33 for each First Interstate share. The merger is valued at approximately $11.6 billion, making it the largest bank merger in U.S. history. It is expected to close early in the second quarter, subject to regulatory and shareholder approvals.

     The name of the newly combined company will be Wells Fargo & Co.   Paul
Hazen, 54, will be chairman and chief executive officer, and William Zuendt, 49, will be president and chief operating officer.

     "We are pleased that First Interstate's board has decided in favor of this partnership," said Hazen. "Customers of both banks in California and the 12 other Western states will see great benefits as we combine the strengths of Wells Fargo's and First Interstate's franchises," said Hazen. "Communities will benefit from our historic focus on community reinvestment and our recently announced $45 billion community and economic lending commitment."

     William Siart, chairman of First Interstate, said, "This transaction is a clear win for First Interstate shareholders, who are being handsomely rewarded for their investment in us. Our mission has been to deliver superior value to shareholders by providing our customers and communities with outstanding banking products and services. Through the fine work of thousands of dedicated First Interstate professionals, we have achieved that goal."

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Wells Fargo

     Under terms of the merger agreement, Wells Fargo will operate from headquarters in San Francisco and Los Angeles, with senior executive presence in both. The combined board of directors will consist of the existing members of Wells Fargo's board and seven directors from First Interstate's board.

      First Interstate has terminated its Nov. 5 merger agreement with First Bank System, Inc. (NYSE: FBS). An overall settlement agreement was entered into among First Interstate, First Bank System and Wells Fargo & Co. Under terms of the settlement agreement, First Interstate has agreed to pay First Bank System a termination fee of $125 million and an additional $75 million upon the closing of its merger with Wells Fargo. These payments are being made in full satisfaction of First Interstate's obligations under the stock option and fee agreements entered into as part of its Nov. 5 merger agreement with First Bank System. In addition, all litigation among the parties related to efforts to acquire First Interstate has been settled.

     Wells Fargo has 983 banking locations throughout California. First Interstate has 406 offices in California and a total of 1,140 offices in 13 western states.

     As of Dec. 31, 1995, Wells Fargo & Co. had $50.3 billion in assets and First Interstate Bancorp had $58.1 billion in assets. Wells Fargo & Co. is the 17th largest bank holding company in the nation. First Interstate Bancorp is the 15th largest bank holding company in the nation.

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NOTE TO NEWS MEDIA:  Media Advisory to follow about Wells Fargo and First
Interstate press conference in Los Angeles at 10 a.m. Pacific time today, at First Interstate headquarters, 633 W. Fifth Street, 9th floor.